DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

October 1, 2014
Forest Oil Corporation
707 Seventeenth Street
Suite 3600
Denver, Colorado 80202

Ladies and Gentlemen:

We hereby consent to the use of our name and the information regarding our review of Forest's estimates of reserves in the sections “Preparation of Reserves Estimates,” “Independent Audit of Reserves,” “Risk Factors” and in Note 14 to the consolidated financial statements in the Annual Report on Form 10-K/A of Forest Oil Corporation (the “Company”) for the year ended December 31, 2013 (the “10-K/A”), and the inclusion of our report dated January 24, 2014 with respect to our audit of net proved crude oil, condensate, natural gas liquids, and natural gas reserves of the Company as of December 31, 2013, as exhibit 99.1 to the 10-K/A. We further consent to the incorporation by reference of the foregoing into the Company's Registration Statements as follows: (i) the Registration Statement (No. 333-188424) on Form S-8 of Forest Oil Corporation—Employee Stock Purchase Plan and 2007 Stock Incentive Plan, (ii) the Registration Statements (Nos. 333-81529, 333-127873 and 333-160153) on Form S-8 of Forest Oil Corporation—Employee Stock Purchase Plan, (iii) the Registration Statements (Nos. 333-62408 and 333-108267) on Form S-8 of Forest Oil Corporation—2001 Stock Incentive Plan, (iv) the Registration Statements (Nos. 333-145726 and 333-167004) on Form S-8 of Forest Oil Corporation—2007 Stock Incentive Plan, (v) the Registration Statement (No. 333-184213) on Form S-8 of Forest Oil Corporation—Patrick R. McDonald Restricted Stock Inducement Agreement and Performance Unit Inducement Agreement, and (vi) the Registration Statement (No. 333-182776) on Form S-3 of Forest Oil Corporation.

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716